UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Image Entertainment, Inc.
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INTEROFFICE MEMORANDUM

TO: All Employees	FROM: Dennis Hohn Cho, Esq.
RE: Annual Meeting and Vote	DATE: September 8, 2006

As you may know, our annual meeting of shareholders is scheduled for October 10, 2006 (the “Annual Meeting”).  This past weekend, we mailed out our annual report, proxy statement and proxy cards for the election of directors which will be held at the Annual Meeting.

This year, Lions Gate Entertainment (“Lions Gate”) has proposed that a competing slate of directors, each of whom has already been paid $20,000 by Lions Gate, should take over Image’s board.  After reviewing this competing slate, Image’s Nominating and Governance Committee (the “Committee”) has unanimously recommended that shareholders NOT vote for the directors nominated by Lions Gate, especially as they have limited home video entertainment distribution expertise and potentially conflicting financial and business interests.

Instead, the Committee unanimously recommends that shareholders vote FOR the existing directors of Image, specifically David Coriat, Ira Epstein, Martin W. Greenwald, Gary Haber, M. Trevenen Huxley, Robert McCloskey and Lynwood Spinks.

If you own shares of Image, we request that you please vote those shares for the existing directors.  You can do this by voting the WHITE proxy card included with Image’s mailing.  You can also request additional copies of the proxy statement and white proxy cards from your broker or Dawn Martens at 818-407-9100, extension 338.  Please note carefully: Lions Gate’s proxy card might also be white in color, but simply have the word “BLUE” typed at the bottom.  Our proxy card is white in color, and also has the word “WHITE” typed at the bottom.  It is very important that you vote carefully, and using the correct proxy card.

If you have any questions, please do not hesitate to contact Dawn Martens.  If employees need additional copies of the proxy statement or assistance voting the WHITE proxy card, you may also call our proxy solicitor, Georgeson Inc., toll-free at 1-866-856-4733.  Finally, if you know anyone who owns shares of Image, please feel free to pass this memo along to him or her.  Thank you.

DHC

[Image Entertainment, Inc. Annual Report]

August 14, 2006

My Fellow Shareholders,

Fiscal 2006 was an exciting year of both opportunities and challenges at Image Entertainment.

Our biggest opportunity is, of course, the recently-announced exclusive home video distribution deal with Relativity Media, the backer of films such as Talladega Nights: The Ballad of Ricky Bobby starring Will Ferrell, RV starring Robin Williams, The Fast and the Furious: Tokyo Drift and Inside Man starring Denzel Washington.  Management was thrilled to be able to bring this deal home, as it potentially changes us in fundamental — but extremely positive — ways.  We have always been one of the largest and most prominent distributors of independent home video programming, but the Relativity deal opens up an entirely new class of widely released theatrical motion pictures for our elite sales force to market and sell.  Please keep an eye on the news over the next few weeks as we announce the titles of our first few movies, which we expect to release in the second half of calendar 2007.

Another opportunity was our acquisition of Home Vision Entertainment and the related signing of our exclusive distribution agreement with The Criterion Collection, the world’s premier producer of “special edition” home video programming.  We are happy to report that the complete consolidation of Home Vision in October 2005 — almost two months ahead of schedule — went very smoothly from management’s perspective, and sales from Home Vision’s classic BBC production of The Chronicles of Narnia exceeded both our and the BBC’s expectations.  Also, sales from The Criterion Collection continued to be robust in fiscal 2006.

In contrast, one challenge we faced was attempting to replace new release revenues from our fiscal 2005 breakout “blue collar” stand-up comedy shows by Larry the Cable Guy, Ron White, Bill Engvall and Jeff Foxworthy, which gradually became slower-selling catalogue titles over fiscal 2006.  Although the Home Vision and Criterion deals definitely helped, we nevertheless reported a 5.5% decrease in net revenues, from approximately $118 million in fiscal 2005 to approximately $112 million in fiscal 2006.  Gross profit margins also declined slightly in the same period, from 25.3% to 24.8%, primarily due to increased market development funds paid to our retailers and higher sales of our Criterion programming, which typically carries higher wholesale prices but also provides lower overall margins.

We were also challenged by the receipt of an unsolicited offer to purchase the company by one of our major competitors, Lions Gate Entertainment.  Although our rich and diverse catalogue of over 3,000 titles, the expanding digital rights library held by our wholly-owned subsidiary Egami Media, and the removal of a rival who often comes up to bid on the same home video titles would undoubtedly be an attractive prospect for any competitor, our job is to maximize value for all of our shareholders, not just a select few (or even only one).  To that end, we have hired the esteemed investment bank Lazard Frères & Co. to explore the strategic options available to us.  That process is ongoing, and we remain confident in Lazard’s proven expertise.

Of course, no letter would be complete without an update on our feature film and digital rights initiatives.  We have completed principal photography on a number of feature films, and expect to begin generating revenue on them in fiscal 2007.  Of particular note are Sisters, a remake of Brian De Palma’s classic thriller of the same name, starring Chloë Sevigny and Stephen Rea, which wrapped principal photography this past summer and is now in post-production, and My Name Is Bruce starring and directed by renowned genre actor Bruce Campbell, which is in post-production through our deal with Dark Horse Entertainment.

Meanwhile, Egami Media continues to acquire and exploit our digital rights, to increasing success.  Fiscal 2005 revenues were negligible, but fiscal 2006 saw a material increase in revenues for Egami, and based on the first few months of fiscal 2007, we are incredibly optimistic that the growth curve on this previously non-existent revenue stream will continue to be nothing short of remarkable.  We have deals in place with practically every major digital retailer, and our presence in the digital marketplace is strong.  We will continue to place a high priority on digital rights, especially as technologies evolve.

Finally, as always, I must take a moment to thank Image’s employees.  I feel truly blessed to be a part of a group that includes such dedicated, passionate, skilled and adaptable people.  As I said at the start of this letter, we are in the midst of exciting times here at the company.  Whether we are presented with challenges to meet and overcome, or opportunities to recognize and exploit, I remain fully confident that our team will be able to perform admirably, and ultimately overachieve.  Thank you for being a part of our company.

Sincerely,

/s/ Martin W. Greenwald
Martin W. Greenwald
Chairman and Chief Executive Officer